Exhibit 99.1

Arrival, the company creating electric vehicles with its game-changing technologies, to list on NASDAQ through merger with CIIG Merger Corp.

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Arrival, the company creating electric vehicles (“EVs”) with its game-changing technologies, has entered into a definitive business combination agreement with CIIG Merger Corp. (NASDAQ: CIIC); and the newly combined company will be listed on the NASDAQ under the new ticker symbol “ARVL”

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The transaction values the combined company at an enterprise value of US $5.4 billion and is expected to provide approximately US $660 million in gross cash proceeds to the Company. As part of the transaction, CIIG raised a US $400 million fully committed common stock PIPE that was anchored by Fidelity Management & Research Company LLC, Wellington Management, BNP Paribas Asset Management Energy Transition Fund, and funds and accounts managed by BlackRock

•	Arrival is producing EVs competitive in price with fossil fuel alternatives and substantially lower than comparable EVs

•	Arrival has developed a new method of designing and producing zero-emission vehicles using its proprietary hardware, software and robotics technologies and low cost Microfactories

•	Arrival has signed contracts with total order value up to US $1.2 billion and its first products are planned for production in Q4 2021

•	Arrival has previously received investment from strategic partners Hyundai, Kia, UPS, Winter Capital, and funds and accounts managed by BlackRock

•	The combined company will add Peter Cuneo, CIIG’s Chairman and CEO, as Non-Executive Chairman to its post-closing Board of Directors

November 18th 2020, New York & London - Arrival, the company creating electric vehicles (“EVs”) with its game-changing technologies, and CIIG Merger Corp. (NASDAQ: CIIC), a US publicly-traded special purpose acquisition company, today announced they have entered a definitive agreement for a business combination. Upon closing of the transaction, the combined company will be named Arrival Group and is expected to be listed on NASDAQ under the new ticker symbol “ARVL”.

Company highlights

Arrival is challenging the 100 year old automotive production process, by producing its EVs in low CapEx, low footprint Microfactories. Its operations utilize Arrival’s in-house proprietary technologies and advanced cell-based assembly method to bring down the cost of EVs and accelerate mass adoption globally.

Arrival’s initial focus is on the commercial vehicle market, which is undergoing a seismic shift towards electrification in line with global public policy. Arrival believes that it is well positioned to capitalize on this market opportunity with its technology driven approach to a traditionally underserved market. The result is its best-in-class products with an exceptional user experience that are priced competitively with fossil-fuel vehicles and have a substantially lower total cost of ownership (“TCO”) than both fossil fuel and electric variants.

Arrival’s transformative Microfactories can be deployed anywhere in the world within six months, using existing warehouses close to areas of demand. These Microfactories are designed to produce any vehicle from Arrival’s portfolio customized for the cities and regions they serve. The vehicles are designed specifically for Microfactory assembly using Arrival’s proprietary in-house developed components, software and sustainable composite materials.

Arrival’s vertical integration and new method of production break the rule of economies of scale and create strong unit economics for the whole Arrival product portfolio, which Arrival expects will enable profitability for the business by 2023. Arrival’s strategy to reach industry-transforming flexibility and scalability is based on the utilization of Microfactories, as opposed to giant, capital-intensive legacy factories.

“With Arrival’s products our clients are not forced to compromise between being green and being cost efficient. Our focus on the whole EV ecosystem, new methods of design and production and our enabling technologies are the key to driving down the cost of EVs and accelerating the transition to zero-emission transportation globally,” said Denis Sverdlov, Founder and CEO of Arrival. “CIIG’s leadership team has invaluable experience building businesses globally across a wide range of industries. We are excited to partner with them as we begin our journey to being a publicly-listed company and delivering our products to customers and cities around the world.”

“Arrival’s bold, game-changing approach to the production of electric vehicles made the company the clear winner in our search for a partner,” said Peter Cuneo, Chairman and CEO of CIIG. “Operating in stealth mode for five years, Denis and his visionary team have rewritten the rules of the game for the auto industry. Arrival’s development of exceptional products using its pioneering technology and software alongside its groundbreaking new method of production can create an incredibly low TCO for customers which we believe stands them apart from everyone else in the electric vehicle industry. We look excitedly to the future and to our partnership with Arrival’s talented leadership team.”

Several blue chip companies and investment firms have invested in Arrival, including Hyundai Motor Company, Kia Motors Corporation, Winter Capital, United Parcel Service (“UPS”) and funds and accounts managed by BlackRock. Hyundai and Kia are also exploring opportunities to co-develop zero-emission vehicles with Arrival.

In addition, alongside an investment in Arrival in early 2020, UPS, the global logistics company, announced a commitment to purchase 10,000 electric vans, and has the additional option to order more thereafter.

Successful technology entrepreneur Denis Sverdlov will remain as Arrival’s CEO, with ex-Cruise Head of Strategy, Avinash Rugoobur, continuing as Arrival’s President. Mike Ableson, former VP of Global Strategy at GM, is CEO of Arrival Automotive overseeing global production.

Transaction overview

The transaction values the combined company at an enterprise value of US $5.4 billion. Pursuant to the merger and following the share exchanges, the combined company is expected to receive approximately US $660 million in gross cash proceeds from a combination of cash from a US $400 million fully committed stock PIPE and US $260 million in cash held in CIIG’s trust account, assuming no public shareholders exercise their redemption rights at closing. Net cash from the transaction will be used to fund growth of the combined company. The PIPE is anchored by institutional investors including funds and accounts managed by BlackRock, Fidelity Management & Research Company LLC, Wellington Management and BNP Paribas Asset Management Energy Transition Fund. Current Arrival shareholders will become the majority owners of the combined company at closing. All existing shareholders and investors will continue to hold their equity ownership, including, Hyundai Motor Company, Kia Motors Company, Winter Capital, UPS and funds and accounts managed by BlackRock.

Both the board of managers and shareholders of Arrival have unanimously approved the proposed transaction, which is expected to be completed in the first quarter of 2021. The board of directors of CIIG has also unanimously approved the proposed transaction. The proposed transaction will be subject to approval by CIIG stockholders and satisfaction or the waiver of the closing conditions identified in the business combination agreement.

Additional information about the proposed transaction, including a copy of the business combination agreement will be filed by CIIG in a Current Report on Form 8-K to be filed by CIIG with the Securities and Exchange Commission and available at www.sec.gov.

Advisors

Cowen served as lead placement agent and UBS Investment Bank served as placement agent on the PIPE. Cowen is serving as lead financial advisor and J.P. Morgan is serving as financial advisor to Arrival. UBS Investment Bank and Barclays are serving as financial and capital markets advisors to CIIG. Greenberg Traurig, LLP is serving as legal advisor to Arrival. Akin Gump Strauss Hauer & Feld LLP is serving as legal advisor to CIIG.

Investor conference call information

Arrival and CIIG will host a joint investor call to discuss the proposed transaction and review an investor presentation today, November 18, 2020.

The investor presentation is furnished as an exhibit in a Current Report on Form 8-K filed by CIIG prior to the call, available on the SEC website at www.sec.gov.

To access the audio replay, go to Arrival’s investor website, at www.arrival.com/investors through November 30, 2020.

About Arrival

Arrival is reinventing the automotive industry with its entirely new approach to the design and assembly of electric vehicles. Low CapEx, rapidly scalable Microfactories combined with proprietary in-house developed components, materials and software, enable the production of best in class vehicles competitively priced to fossil fuel variants and with a substantially lower Total Cost of Ownership. This transformative approach provides cities globally with the solutions they need to create sustainable urban environments and exceptional experiences for their citizens. Arrival was founded in 2015 and is headquartered in the United Kingdom, with over 1,300 global employees located in offices across the United States, Germany, Netherlands, Israel, Russia, and Luxembourg. The company is deploying its first two Microfactories in South Carolina, US and Bicester, UK in 2021.

About CIIG

CIIG Merger Corp. (NASDAQ: CIIC) is a Delaware special purpose acquisition company founded by Peter Cuneo, Gavin Cuneo and Michael Minnick for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CIIG’s units, Class A common stock and warrants trade on the NASDAQ under the ticker symbols “CIICU,” “CIIC,” and “CIICW” respectively.

Additional information and where to find it

In connection with the proposed transaction, Arrival Group, a subsidiary of Arrival that will become the holding company of CIIG and be renamed Arrival as of the closing of the proposed transaction, is expected to file a registration statement on Form F-4 (the “Form F-4”) with the U.S. Securities and Exchange Commission (the “SEC”) that will include a proxy statement of CIIG that will also constitute a prospectus of Arrival Group. CIIG and Arrival Group urge investors, stockholders and other interested persons to read, when available, the Form F-4, including the preliminary proxy statement/prospectus and amendments thereto and the definitive proxy statement/prospectus and documents incorporated by reference therein, as well as other documents filed with the SEC in connection with the proposed transaction, as these materials will contain important information about Arrival Group, Arrival, CIIG and the proposed transaction. Such persons can also read CIIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for a description of the security holdings of CIIG’s officers and directors and their respective interests as security holders in the consummation of the proposed transaction. When available, the definitive proxy statement/prospectus will be mailed to CIIG’s and Arrival’s stockholders. Stockholders will also be able to obtain copies of such documents, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: CIIG Merger Corp., 40 West 57th Street, 29th Floor, New York, NY 10019 or Arrival S.à r.l., 1, rue Peternelchen, L-2370 Howald, Luxembourg.

Participants in Solicitation

CIIG, Arrival Group and Arrival and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of CIIG’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of CIIG’s directors and executive officers in CIIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 27, 2020. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of CIIG’s stockholders in connection with the proposed transaction will be set forth in the proxy statement/prospectus for the proposed transaction when available. Information concerning the interests of CIIG’s participants in the solicitation, which may, in some cases, be different than those of CIIG’s equity holders generally, will be set forth in the proxy statement/prospectus relating to the proposed transaction when it becomes available.

Forward-looking statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the benefits of the proposed transaction, the anticipated timing of the proposed transaction, the products offered by Arrival and the markets in which it operates, and Arrival Group’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including, but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of CIIG’s securities, (ii) the risk that the transaction may not be completed by CIIG’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by CIIG, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the business combination agreement by the stockholders of CIIG and Arrival, the satisfaction of the minimum trust account amount following redemptions by CIIG’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement, (vi) the impact of COVID-19 on Arrival’s business and/or the ability of the parties to complete the proposed transaction; (vii) the effect of the announcement or pendency of the transaction on Arrival’s business relationships, performance, and business generally, (viii) risks that the proposed transaction disrupts current plans and operations of Arrival and potential difficulties in Arrival employee retention as a result of the proposed transaction, (ix) the outcome of any legal proceedings that may be instituted against Arrival Group, Arrival or CIIG related to the business combination agreement or the proposed transaction, (x) the ability to maintain the listing of

CIIG’s securities on the NASDAQ Stock Market, (xi) the price of CIIG’s and the post-combination company’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which Arrival operates, variations in performance across competitors, changes in laws and regulations affecting Arrival business and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, (xiii) the risk of downturns and the possibility of rapid change in the highly competitive industry in which Arrival operates, (xiv) the risk that Arrival and its current and future collaborators are unable to successfully develop and commercialize Arrival’s products or services, or experience significant delays in doing so, (xv) the risk that the post-combination company may never achieve or sustain profitability; (xvi) the risk that the post-combination company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (xvii) the risk that the post-combination company experiences difficulties in managing its growth and expanding operations, (xviii) the risk that third-parties suppliers and manufacturers are not able to fully and timely meet their obligations; (xix) the risk that the utilization of Microfactories will not provide the expected benefits due to, among other things, the inability to locate appropriate buildings to use as Microfactories, Microfactories needing a larger than anticipated factory footprint, and the inability of Arrival to deploy Microfactories in the anticipated time frame; (xx) the risk that the orders that have been placed for vehicles, including the order from UPS, are cancelled or modified; (xxi) the risk of product liability or regulatory lawsuits or proceedings relating to Arrival’s products and services; (xxii) the risk that Arrival is unable to secure or protect its intellectual property; and (xxiii) the risk that the post-combination company’s securities will not be approved for listing on the NASDAQ Stock Market or if approved, maintain the listing. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of CIIG’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, the registration statement on Form F-4 and proxy statement/prospectus discussed above and other documents filed by CIIG from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Arrival Group, Arrival and CIIG assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Arrival Group, Arrival nor CIIG gives any assurance that either Arrival Group, Arrival or CIIG will achieve its expectations.

No offer or solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of CIIG, Arrival or Arrival Group, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or exemptions therefrom.

PRIIPs / Prospectus Regulation /IMPORTANT – EEA AND UK RETAIL INVESTORS – The ordinary shares to be issued by Arrival Group in the proposed transaction (the “Ordinary Shares”) are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the UK. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 (this Regulation together with any implementing measures in any member state, the “Prospectus Regulation”). Consequently, no offer of securities to which this announcement relates, is made to any person in any Member State of the EEA which applies the Prospectus Regulation who are not qualified investors for the purposes of the Prospectus

Regulation, is made in the EEA and no key information document required by Regulation (EU) No. 1286/2014 (as amended the “PRIIPs Regulation”) for offering or selling the Ordinary Shares or otherwise making them available to retail investors in the EEA or in the United Kingdom will be prepared and therefore offering or selling the Ordinary Shares or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

Media Contacts

For Arrival

Media

Victoria Tomlinson

pr@arrival.com

Investors

ir@arrival.com

For CIIG

Media and Investors

Gavin Cuneo

info@ciigcorp.com